Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ExamWorks Group, Inc:

We consent to the incorporation by reference in the registration statements on Form S-8  (No. 333-170487 and No. 333-177994) of ExamWorks Group, Inc. of our reports dated March 1, 2013, relating to the consolidated balance sheets of ExamWorks Group, Inc. and subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012 and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of ExamWorks Group, Inc.

Our report dated March 1, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states the MedHealth Holdings Pty Limited acquisition completed in 2012 was excluded from management's assessment.  The total assets and revenues of this entity represented approximately 1% and 4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2012.

/s/ KPMG LLP

Atlanta, Georgia
March 1, 2013